                                                                    EXHIBIT 12.1

                      DOSKOCIL MANUFACTURING COMPANY, INC.

                 PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

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
                                              FOR THE LATEST
                                              TWELVE MONTHS    FOR THE THREE
                                                  ENDED         MONTHS ENDED
                                              JUNE 30, 1997  SEPTEMBER 30, 1997
                                              -------------- ------------------
FIXED CHARGES
  Pro forma interest expense.................     15,313           4,476
  Portion of rent representing interest......      1,300             289
                                                  ------           -----
                                                  16,613           4,765
EARNINGS
  Pro forma pre tax income (loss)............      3,270           3,678
  Fixed charges per above....................     16,613           4,765
                                                  ------           -----
                                                  19,883           8,443
  Pro forma ratio of earnings to fixed
   charges...................................        1.2             1.8
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